UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

(Amendment No.)

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National Research Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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National Research Corporation

D/B/A NRC Health

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 8, 2024

To the Shareholders of

National Research Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of National Research Corporation will be held on Wednesday, May 8, 2024, at 3:00 P.M., Central Time, via the Internet at www.virtualshareholdermeeting.com/NRC2024, for the following purposes:

1.    To elect two directors to hold office until the 2027 annual meeting of shareholders and until their successors are duly elected and qualified.

2.    To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2024.

3.    To conduct a non-binding, advisory vote to approve the compensation of our Named Executive Officers as disclosed in the accompanying proxy statement.

4.    To consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on March 20, 2024, has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.

A proxy for the meeting and a proxy statement are enclosed herewith.

By Order of the Board of Directors NATIONAL RESEARCH CORPORATION /s/ Linda Stacy Linda Stacy Secretary

Lincoln, Nebraska

April 11, 2024

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 8, 2024. The National Research Corporation proxy statement for the 2024 Annual Meeting of Shareholders and the 2023 Annual Report to Shareholders are available at www.proxyvote.com.

YOUR VOTE IS IMPORTANT NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE. TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, SIGN EXACTLY AS YOUR NAME APPEARS THEREON AND RETURN IMMEDIATELY.

YOU MAY ALSO VOTE ON THE INTERNET BY COMPLETING THE ELECTRONIC VOTING INSTRUCTION FORM FOUND AT WWW.PROXYVOTE.COM OR BY TELEPHONE USING A TOUCH-TONE TELEPHONE AND CALLING 1-800-690-6903. VOTE BY 11:59 P.M. ET ON MAY 7, 2024.

National Research Corporation

D/B/A NRC Health

1245 Q Street

Lincoln, Nebraska 68508

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 8, 2024

This proxy statement is being furnished to shareholders by the Board of Directors (the “Board”) of National Research Corporation, doing business as NRC Health (“NRC Health,” the “Company,” “we,” “our,” “us” or similar terms), beginning on or about April 11, 2024, in connection with a solicitation of proxies by the Board for use at the Annual Meeting of Shareholders to be held on Wednesday, May 8, 2024, at 3:00 P.M., Central Time, virtually via the Internet at www.virtualshareholdermeeting.com/NRC2024, and all adjournments or postponements thereof (the “Annual Meeting”) for the purposes set forth in the attached Notice of Annual Meeting of Shareholders.

Execution of a proxy given in response to this solicitation will not affect a shareholder’s right to vote their shares during the Annual Meeting. Participation at the Annual Meeting of a shareholder who has signed a proxy does not in itself revoke a proxy. Any shareholder giving a proxy may revoke it at any time before it is exercised by giving notice thereof to us in writing or in open meeting. You may also vote on the internet by completing the electronic voting instruction form found at www.proxyvote.com or by telephone using a touch-tone telephone and calling 1-800-690-6903. Vote by 11:59 p.m. ET on May 7, 2024. Instructions on how to vote while participating in the Annual Meeting live via the Internet are posted at www.virtualshareholdermeeting.com/NRC2024.

A proxy, in the enclosed form, which is properly executed, duly returned to us and not revoked, will be voted in accordance with the instructions contained therein. The shares represented by executed but unmarked proxies will be voted as follows:

●	FOR the two persons nominated for election as directors referred to herein;

●	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2024;

●

FOR the non-binding, advisory vote to approve the compensation of the individuals named in the Summary Compensation Table set forth below in this proxy statement (such group of individuals are sometimes referred to as our Named Executive Officers); and

●	On such other business or matters which may properly come before the Annual Meeting in accordance with the best judgment of the persons named as proxies in the enclosed form of proxy.

Other than the election of two directors, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2024, and the non-binding, advisory vote to approve the compensation of our Named Executive Officers, the Board has no knowledge of any matters to be presented for action by the shareholders at the Annual Meeting.

Only holders of record of our common stock, $.001 par value per share (the “Common Stock”), at the close of business on March 20, 2024 (the “Record Date”), are entitled to vote at the Annual Meeting.  On that date, we had outstanding and entitled to vote 23,871,543 shares of Common Stock, each of which is entitled to one vote per share. The presence at the Annual Meeting, via live webcast or by proxy, of a majority of the votes entitled to be cast shall constitute a quorum for the purpose of transacting business at the Annual Meeting. Abstentions and broker non-votes will be counted as present in determining whether there is a quorum.

Information Regarding Participation in the Annual Meeting via the Internet

We will be hosting the Annual Meeting live via the Internet. You will not be able to attend the Annual Meeting in person. Any shareholder can listen to and participate in the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/NRC2024. The Annual Meeting webcast will begin promptly at 3:00 P.M., Central Time. We encourage you to access the Annual Meeting webcast prior to the start time. Online check-in will begin, and shareholders may begin submitting written questions, at 2:45 P.M., Central Time, and you should allow ample time for the check-in procedures.

You will need the 16-digit control number included on your proxy card or voting instruction form, or included in the e-mail to you if you received the proxy materials by e-mail, in order to be able to vote your shares or submit questions during the Annual Meeting. Instructions on how to connect to the Annual Meeting and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/NRC2024. If you do not have your 16-digit control number, you will be able to access and listen to the Annual Meeting but you will not be able to vote your shares or submit questions during the Annual Meeting. Our virtual meeting platform vendor will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting login page.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Our Bylaws provide that the directors shall be divided into three classes, with staggered terms of three years each. At the Annual Meeting, the shareholders will elect two directors to hold office until the 2027 annual meeting of shareholders and until their successors are duly elected and qualified. Unless shareholders otherwise specify, the shares represented by the proxies received will be voted in favor of the election as directors of the two persons named as nominees herein. The Board has no reason to believe that the listed nominees will be unable or unwilling to serve as directors if elected.  However, in the event that any nominee should be unable to serve or for good cause will not serve, the shares represented by proxies received will be voted for another nominee selected by the Board. Each director will be elected by a majority of the votes cast at the Annual Meeting (assuming a quorum is present) in an uncontested election. Consequently, any shares not voted at the Annual Meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of the directors. Votes will be tabulated by an inspector of elections appointed by the Board.

The following sets forth certain information about the Board’s nominees for election at the Annual Meeting and each director of the Company whose term will continue after the Annual Meeting.

Nominees for Election at the Annual Meeting

Term expiring at the 2027 Annual Meeting

Michael D. Hays, 69, has served as Chief Executive Officer and a director since he founded the Company in 1981.  He also served as President of the Company from 1981 to 2004, from July 2008 to July 2011, and from October 2020 to present.  Prior to founding the Company, Mr. Hays served for seven years as a Vice President and a director of SRI Research Center, Inc. (n/k/a the Gallup Organization).  Mr. Hays’ background as founder of the Company, and his long and successful tenure as Chief Executive Officer and a director, led to the conclusion that he should serve as a director of the Company.

John N. Nunnelly, 71, has served as a director of the Company since December 1997, and lead director since May 2012. Mr. Nunnelly is a retired Group President from McKesson Corporation, a leader in pharmaceutical distribution and healthcare information technology.  During his 28-year career at McKesson, Mr. Nunnelly served in a variety of other positions, including Vice President of Strategic Planning and Business Development, Vice President and General Manager of the Amherst Product Group and Vice President of Sales-Decision Support.  These responsibilities included leading several business units, including one with over $360 million in annual revenue.  In addition, he was involved in managing a number of mergers and acquisitions.  Mr. Nunnelly has also served as an adjunct professor at the University of Massachusetts, School of Nursing, advising students and faculty on matters pertaining to healthcare information technology.  These experiences and Mr. Nunnelly’s expertise as a professional and educator in the field of healthcare information technology led to the conclusion that he should serve as a director of the Company.

THE BOARD UNANIMOUSLY RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS DIRECTORS AND URGES EACH SHAREHOLDER TO VOTE “FOR” SUCH NOMINEES. SHARES OF THE COMPANY’S COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” SUCH NOMINEES.

Directors Continuing in Office

Terms expiring at the 2025 Annual Meeting

Donald M. Berwick, 77, has served as a director of the Company since October 2015. Dr. Berwick is the former President and Chief Executive Officer of the Institute for Healthcare Improvement, which he co-founded and led for almost 20 years, and where he now serves as President Emeritus and Senior Fellow. He is currently a Lecturer in the Department of Health Care Policy at Harvard Medical School, serves on the board and the audit committee of LumiraDx, Ltd (OTC: LMDXF), and on the board of Virta Health. From July 2010 to December 2011, Dr. Berwick served as the Administrator of the Centers for Medicare and Medicaid Services as an appointee of President Barack Obama. Dr. Berwick previously served on the faculty of the Harvard Medical School and the Harvard School of Public Health (from 1974 to 2010). He was also vice chair of the U.S. Preventive Services Task Force (from 1990 to 1995), the first “Independent Member” of the Board of Trustees of the American Hospital Association (from 1996 to 1999) and the chair of the National Advisory Council of the Agency for Healthcare Research and Quality (from 1995 to 1999). Dr. Berwick’s expertise as a professional, administrator, lecturer and educator in the field of healthcare led to the conclusion that he should serve as a director of the Company.

Stephen H. Lockhart, 65, has served as a director of the Company since May 2021. Dr. Lockhart served as senior vice president and chief medical officer for Sutter Health Network, a not-for-profit system of hospitals, physician organizations, and research institutions in Northern California, from 2015 to 2021. Prior to that role, Dr. Lockhart served as Sutter Health Network’s regional chief medical officer for the East Bay Region from 2010 to 2015. From 2008 to 2010, Dr. Lockhart served as the chief administrative officer at the St. Luke’s campus of Sutter’s California Pacific Medical Center. In 2017, Dr. Lockhart was named to California Governor Brown’s Advisory Committee on Precision Medicine as part of California’s effort to use advanced computing and technology to better understand, treat, and prevent disease. Dr. Lockhart serves on the board of Molina Healthcare, Inc. (NYSE: MOH), a health plan provider under Medicaid and Medicare programs and in state insurance marketplaces, and West Pharmaceutical Services, Inc. (NYSE: WST), manufacturer of integrated containment and delivery systems for injectable drugs and healthcare products. Dr. Lockhart also serves on the boards of the ECRI Institute, Recreational Equipment, Inc., the David and Lucile Packard Foundation, and is chairman of Parks California – a nonprofit dedicated to supporting California's parks and public lands. Dr. Lockhart’s 36 years of experience in the healthcare industry and his background as medical provider and administrator in a large healthcare system led to the conclusion that he should serve as a director of the Company.

Term expiring at the 2026 Annual Meeting

Parul Bhandari, 48, has served as a director of the Company since May 2022. Ms. Bhandari has more than 20 years of experience driving growth and innovation at the world’s leading technology and business development companies. Since 2012, she has held various leadership roles at Microsoft Corporation (NASDAQ: MSFT). Currently, Ms. Bhandari is the Director, Partner Strategy, Worldwide Media and Communications at Microsoft, where she contributes to global partner recruiting, enablement and engagement. Previously, Ms. Bhandari was focused on leading Data and AI for Microsoft’s Worldwide Public Sector. Prior to joining Microsoft, Ms. Bhandari served as Vice President of Business Development and Alliances for the management consulting firm Acelsior, teaming with large defense contractors. Ms. Bhandari has served as a director of Timberland Bancorp, Inc. (NASDAQ: TSBK) since 2021. Ms. Bhandari also served as a director of Cartica Acquisition Corp (NASDAQ: CITE), a blank check company, from January 2022 to May 2023. Ms. Bhandari’s expertise as an accomplished technology leader, leveraging data and AI, as well as her experience driving industry solutions and engaging in digital transformation initiatives, led to the conclusion that she should serve as a director of the Company.

Penny A. Wheeler, 65, has served as a director of the Company since May 2021. From 2015 to 2021, Dr. Wheeler served as the chief executive officer of Allina Health, a not-for-profit healthcare system serving over 1.5 million individuals in Minnesota and western Wisconsin. Prior to that role she served as chief clinical officer since 2006. For 20 years, Dr. Wheeler has also served as a board certified obstetrician/gynecologist where she spent considerable time interacting with, and caring for, patients and the community. In 2015, Minnesota Governor Mark Dayton appointed Dr. Wheeler to the Taskforce for Health Care Financing, and Dr. Wheeler has been named as one of the top 25 women in health care by Modern Healthcare magazine. In 2023 Dr. Wheeler was elected to the University of Minnesota Board of Regents, and she also serves on the board of Portico Healthnet, a not-for-profit organization dedicated to helping uninsured Minnesotans receive affordable health coverage and care, St. Thomas University, and the University of Minnesota Foundation. She is also on the Board of Cedar Cares, an organization that eases the patient billing experience through customized engagement. Dr. Wheeler’s past leadership experiences in the healthcare industry led to the conclusion that she should serve as a director of the Company.

Board Diversity Matrix

  The Company is committed to diversity and inclusion, and the diverse nature of the Board reflects our commitment. The Company believes that a variety of backgrounds, experiences, perspectives, and points of view contribute to a more effective decision-making process and the Board is committed to considering diversity of race, ethnicity, gender, age, cultural background, and professional experiences in evaluating the composition of the Board. The Board Diversity Matrix below reports self-identified diversity statistics of the Board in accordance with NASDAQ rules.

Board Diversity Matrix
	As of April 11, 2024				As of April 6, 2023
Total Number of Directors	6				6
	Female	Male	Non- Binary	Did Not Disclose Gender	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	4	0	0	2	4	0	0
Part II: Demographic Background
African American or Black	0	1	0	0	0	1	0	0
Alaskan Native or Native American	0	0	0	0	0	0	0	0
Asian	1	0	0	0	1	0	0	0
Hispanic or Latinx	0	0	0	0	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0	0	0	0	0
White	1	3	0	0	1	3	0	0
Two or More Races or Ethnicities	0	0	0	0	0	0	0	0
LGBTQ+	1				0
Did Not Disclose Demographic Background	0				0

CORPORATE GOVERNANCE

Independent Directors and Annual Meeting Attendance

Of the six directors currently serving on the Board, the Board has determined that Donald M. Berwick, Parul Bhandari, Stephen H. Lockhart, John N. Nunnelly, and Penny A. Wheeler are “independent directors” as that term is defined in the listing standards of The NASDAQ Stock Market.

Directors are typically expected to attend our annual meeting of shareholders each year. However, only Mr. Nunnelly was able to attend our 2023 annual meeting of shareholders. For the 2024 Annual Meeting, such attendance will be through the Internet via live webcast.

Currently, we do not have a chairman, and the Board does not have a policy on whether the roles of chief executive officer and chairman should be separate. The Board has, however, designated a lead director since 2007, with Mr. Nunnelly serving as the lead director since May 2012. The Board believes its current leadership structure is appropriate at this time since it establishes our chief executive officer as the primary executive leader with one vision and eliminates ambiguity as to who has primary responsibility for our performance.

The lead director is an independent director who is appointed by the independent directors and who works closely with the chief executive officer. In addition to serving as the principal liaison between the independent directors and the chief executive officer in matters relating to the Board as a whole, the primary responsibilities of the lead director are as follows:

●

Preside at all meetings of the Board at which the chief executive officer is not present, including any executive sessions of the independent directors, and establish agendas for such executive sessions in consultation with the other directors and the chief executive officer;

●

Advise the chief executive officer as to the quality, quantity, and timeliness of the flow of information from management that is necessary for the independent directors to effectively perform their duties;

●	Have the authority to call meetings of the independent directors as appropriate; and

●	Be available to act as the spokesperson for the Company if the chief executive officer is unable to act as the spokesperson.

Committees

The Board held ten meetings in 2023. All incumbent directors, except for Ms. Bhandari, attended at least 75% of the aggregate of the meetings of the Board and the committees on which they served (during the periods for which they served) during 2023. Ms. Bhandari attended over 74% of the aggregate of Board and committee meetings in 2023, including seven of the ten Board meetings.

The Board has a standing Audit Committee, Compensation and Talent Committee, Nominating Committee, and Strategic Planning Committee. Each of these committees has the responsibilities set forth in formal written charters adopted by the Board. We make available copies of each of these charters free of charge on our website located at www.nrchealth.com/investor-relations/corporate-governance/. The contents of our website are not incorporated by reference into this proxy statement.

The Audit Committee’s primary function is to assist the Board in fulfilling its oversight responsibilities by overseeing our systems of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board have established; our accounting and financial reporting processes; the audits of our financial statements; and oversight of the risks and exposures relating to data privacy, information security, and cybersecurity. The Audit Committee presently consists of John N. Nunnelly (Chairperson), Donald M. Berwick, Parul Bhandari, and Penny A. Wheeler, each of whom meets the independence standards of The NASDAQ Stock Market and the Securities and Exchange Commission for audit committee members. The Board has determined that John N. Nunnelly qualifies as an “audit committee financial expert,” as Mr. Nunnelly (i) meets the Audit Committee member independence criteria under applicable SEC rules, (ii) is independent, as independence for Audit Committee members is defined under applicable NASDAQ listing standards, and (iii) has sufficient knowledge, experience and sophistication in financial and auditing matters under relevant SEC and NASDAQ rules. The Audit Committee held six meetings in 2023.

The Compensation and Talent Committee determines compensation programs for our executive officers, reviews management’s recommendations as to the compensation to be paid to other key personnel and administers our equity-based compensation plans. The Compensation and Talent Committee presently consists of Stephen H. Lockhart (Chairperson), Donald M. Berwick, Parul Bhandari, John N. Nunnelly, and Penny A. Wheeler, each of whom meets the independence standards of The NASDAQ Stock Market and the Securities and Exchange Commission for compensation committee members. The Compensation and Talent Committee held four meetings in 2023. From time to time, with the last time being in 2015, the Compensation and Talent Committee or our management has engaged a nationally recognized compensation consultant to assist us in our review of our compensation and benefits programs, including the competitiveness of pay levels against similarly sized companies, executive compensation design issues, market trends and technical considerations. The Compensation and Talent Committee, however, did not use this information in setting the compensation of our executive officers in 2023 and does not use a peer group given the absence of any publicly traded peers.

The Nominating Committee presently consists of Donald M. Berwick (Chairperson), Parul Bhandari, Stephen H. Lockhart, John N. Nunnelly, and Penny A. Wheeler, each of whom meets the independence standards of The NASDAQ Stock Market for nominating committee members. The Nominating Committee’s primary functions are to: (1) recommend persons to be selected by the Board as nominees for election as directors and (2) recommend persons to be elected to fill any vacancies on the Board. The Nominating Committee held one meeting in 2023.

The Strategic Planning Committee assists the Board in reviewing and, as necessary, altering, our strategic plan, reviewing industry trends and their effects, if any, on us and assessing our products, services and offerings and the viability of such portfolio in meeting the needs of the markets that we serve. John N. Nunnelly (Chairperson), Donald M. Berwick, Parul Bhandari, Stephen H. Lockhart, and Penny A. Wheeler are the current members of the Strategic Planning Committee. The Strategic Planning Committee held 16 meetings in 2023.

Board Oversight of Risk

The full Board is responsible for the oversight of our operational and strategic risk management process. The Board relies on its Audit Committee to address significant financial risk exposures facing us and the steps management has taken to monitor, control, and report such exposures, with appropriate reporting of these risks to be made to the full Board. The Audit Committee also inquires of, and receives regular reports from, management, our independent accountants, and our internal auditor about significant risks and exposures, including risks and exposures relating to data privacy, information security, and cybersecurity, and assesses the steps management has taken to minimize such risks and exposures, with appropriate reporting of these risks to be made to the full Board. The Board relies on its Compensation and Talent Committee to address significant risk exposures facing us with respect to compensation, with appropriate reporting of these risks to be made to the full Board. The Board’s role in our risk oversight has not affected the Board’s leadership structure.

Majority Vote Policy

As a matter of robust and effective corporate governance, our Bylaws require that for directors to be elected (or reelected) to serve on the Company’s Board, in an uncontested election, they must receive support from holders of a majority of shares voted. Pursuant to our Bylaws, if a director does not receive at least a majority of the votes cast in an uncontested election, such director is required to submit his or her offer of resignation for consideration by the Board. Following submission of such offer of resignation and within sixty days following certification of the shareholders' vote, the Nominating Committee shall recommend to the Board the action to be taken with respect to such offer of resignation. In determining whether or not to recommend that the Board accept a resignation offer, the Nominating Committee may consider all factors believed to be relevant by the Nominating Committee’s members, including without limitation: (1) any stated reasons for the director not receiving the required majority vote and whether the underlying cause or causes are curable; (2) the factors, if any, set forth in the guidelines or other policies that are to be considered by the Nominating Committee in evaluating potential candidates for the Board as such factors relate to each director who has so offered his or her resignation; (3) the length of service of such director; (4) the effect of such resignation on the Company’s compliance with any law, rule, regulation, stock exchange listing standards, or contractual obligations; (5) such director’s contributions to the Company; and (6) any other factors that the Nominating Committee believes are in the best interest of the Company. Following submission of the Nominating Committee’s recommendation and within ninety days of certification of the shareholders' vote, the Board shall act on the Nominating Committee’s recommendation and publicly disclose their decision and reasons therefor. In determining whether to accept any resignation offer, the Board shall take into account the factors considered by the Nominating Committee and any additional information and factors the Board believes relevant.

Proxy Access

In accordance with our Bylaws, eligible shareholders who have continuously owned at least 3% of our outstanding Common Stock for at least the three immediately preceding years may submit director nominees for inclusion in our proxy materials. Up to 20 eligible shareholders may aggregate their holdings together to reach the 3% ownership threshold. The number of director nominees nominated by an eligible shareholder or a group of eligible shareholders may not be more than 20% of the total number of directors of the Company, but not less than two. Notice of nominations must be received no earlier than 150 days and no later than 120 days prior to the anniversary of the date the Company mailed its proxy for the immediately preceding annual meeting of shareholders, provided that if the current year’s annual meeting is not scheduled to be held within a period that commences 30 days before the anniversary date of the immediately preceding annual meeting of shareholders and ending within 30 days after such anniversary, notice of nominations must be given by the later of the close of business on the date which is 180 days prior to the date of the current year’s annual meeting or the 10th day following the date the current year’s annual meeting is first publicly announced or disclosed.

Nominations of Directors

The Nominating Committee will consider persons recommended by shareholders to become nominees for election as directors. Recommendations for consideration by the Nominating Committee should be sent to the Secretary of the Company in writing together with appropriate biographical information concerning each proposed nominee. Our Bylaws also set forth certain requirements for shareholders wishing to nominate director candidates directly for consideration by the shareholders. With respect to an election of directors to be held at an annual meeting, a shareholder must, among other things, give notice of intent to make such a nomination to the Secretary of the Company not less than 60 days or more than 90 days prior to the second Wednesday in the month of April. In the event, however, that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the second Wednesday in the month of April, in order to be timely notice by the shareholder must be received not earlier than the 90th day prior to the date of such annual meeting and not later than the close of business on the later of (i) the 60th day prior to such annual meeting and (ii) the 10th day following the day on which public announcement of the date of such meeting is first made.

In identifying and evaluating nominees for director, the Nominating Committee seeks to ensure that the Board possesses, in the aggregate, the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives, and seeks to ensure that the Board is comprised of directors who have broad and diverse backgrounds, possessing knowledge in areas that are of importance to us. The Nominating Committee looks at each nominee on a case‑by‑case basis regardless of who recommended the nominee. In looking at the qualifications of each candidate to determine if their election would further the goals described above, the Nominating Committee takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint, and industry knowledge. In addition, the Board and the Nominating Committee believe that the following specific qualities and skills are necessary for all directors to possess:

●	A director must display high personal and professional ethics, integrity, and values.

●	A director must have the ability to exercise sound business judgment.

●

A director must be accomplished in his or her respective field, with broad experience at the administrative and/or policy-making level in business, government, education, technology, or public interest.

●	A director must have relevant expertise and experience, and be able to offer advice and guidance based on that expertise and experience.

●	A director must be independent of any particular constituency, be able to represent all shareholders of the Company, and be committed to enhancing long-term shareholder value.

●	A director must have sufficient time available to devote to activities of the Board and to enhance his or her knowledge of the Company’s business.

The Board also believes the following qualities or skills are necessary for one or more directors to possess:

●

At least one independent director must have the requisite experience and expertise to be designated as an “audit committee financial expert,” as defined by applicable rules of the Securities and Exchange Commission, and have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the member’s financial sophistication, as required by the rules of NASDAQ.

●

One or more of the directors generally must be active or former executive officers of public or private companies or leaders of major complex organizations, including commercial, scientific, government, educational, and other similar institutions.

Diversity

As noted above, in identifying and evaluating nominees for director, the Nominating Committee seeks to ensure that, among other things, the Board is comprised of directors who have broad and diverse backgrounds, because the Board believes that directors should be selected so that the Board is a diverse body. The Nominating Committee implements this policy by considering how potential directors’ backgrounds would contribute to the diversity of the Board. As part of its annual self-evaluation, the Nominating Committee assesses the effectiveness of its efforts to attain diversity by considering whether it has an appropriate process for identifying and selecting director candidates. The three most recent nominees put forth by the Nominating Committee have all been gender or ethnic minorities, representing 50% of our Board.

Compensation Committee Interlocks and Insider Participation

Dr. Berwick, Ms. Bhandari, Dr. Lockhart, Mr. Nunnelly, and Dr. Wheeler served on the Compensation and Talent Committee during 2023. None of such individuals were our officers or employees at any time during 2023 or as of the date of this Proxy Statement, nor was any such individual a former officer of the Company. In 2023, no member of our Compensation and Talent Committee had any relationship or transaction with us that would require disclosure as a "related person transaction" under Item 404 of Securities and Exchange Commission Regulation S-K in this Proxy Statement under the section entitled Transactions with Related Persons.

During 2023, none of our executive officers served as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on our Compensation and Talent Committee.  Additionally, during 2023, none of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a member of our Board or Compensation and Talent Committee.

Transactions with Related Persons

The Company had no related person transactions during 2023, and none are currently proposed, in which we were a participant and in which any related person had a direct or indirect material interest. Our Board has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:

●	A “related person” means any of our directors, executive officers, nominees for director, any holder of 5% or more of the common stock, or any of their immediate family members; and

●

A “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each of our executive officers, directors or nominees for director is required to disclose to the Audit Committee certain information relating to related person transactions for review, approval or ratification by the Audit Committee. Disclosure to the Audit Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction. The Audit Committee’s decision whether to approve or ratify a related person transaction is to be made in light of the Audit Committee’s determination that consummation of the transaction is not or was not contrary to our best interests. Any related person transaction must be disclosed to the full Board.

Communications with the Board of Directors

Shareholders may communicate with the Board by writing to NRC Health, Board of Directors (or, at the shareholder’s option, to a specific director), c/o Linda Stacy, Secretary, 1245 Q Street, Lincoln, Nebraska 68508. Ms. Stacy will ensure that the communication is delivered to the Board or the specified director, as the case may be.

Information About Our Executive Officers

Set forth below is certain information regarding our current executive officers (other than our CEO and President, Mr. Hays, for whom information is set forth above under Directors Continuing in Office).

Helen L. Hrdy, 59, has served as our Chief Customer Officer since January 2024. Prior to that position, Ms. Hrdy served as our Chief Growth Officer from January 2020 to January 2024 and Senior Vice President, Customer Success, from January 2012 to January 2020. Prior to this Ms. Hrdy held various positions of increasing responsibility with the Company since 2000.

Jason Hahn, 52, has served as our Chief Revenue Officer since January 2024. Prior to joining the Company Mr. Hahn held leadership positions in multiple companies with a focus on patient, employee, and financial experience. Mr. Hahn previously served at Press Ganey from 2004 to 2013, including serving as Senior Vice President from 2006 to 2013, Kaufman Hall/Axiom as Executive Vice President and Head of Global Sales from 2014 to February 2019, Igloo Software as Chief Revenue Officer from March 2019 to January 2020, and Interim Chief Executive Officer from January 2020 to March 2021, and Perceptyx as Chief Revenue Officer from March 2021 to January 2024.

Christophe Louvion, 51, has served as our Chief Product Technology Officer since January 2024. Mr. Louvion has more than 20 years of experience scaling mid-market B2C and B2B technology companies in the healthcare, streaming, advertising, and e-commerce industries. His previous roles include Chief Product and Technology Officer at PatientPop from 2017 to 2021, where he enabled a 400% ARR growth in under four years, and Chief Product and Technology Officer at Episource from 2021 to January 2024. Mr. Louvion serves on the board of early-stage startups and advises on go-to-market strategy, product development, organization design for global teams, and fundraising.

Andy Monnich, 48, has served as our Chief Corporate Development Officer since January 2024. For over the past 20 years, Mr. Monnich has worked in product and corporate development roles across the healthcare, financial services, and education industries, including for the Company as Senior Vice President – Strategy and Corporate Development from 2011 to 2013, as Managing Director and Co-Founder of Connect from 2013 to 2016, when Connect was acquired by the Company, and as Chief Strategy Officer at Practicing Excellence from July 2018 to August 2020. Most recently Mr. Monnich has worked as a consultant; developing, defining, and implementing strategies that help businesses make lasting improvements to their innovation and performance.

Our executive officers are elected by and serve at the discretion of the Board. There are no family relationships between any of our directors or executive officers. There are no arrangements or understandings between any of our executive officers and any other person pursuant to which any of our executive officers was or is to be selected as an officer.

2023 DIRECTOR COMPENSATION

Directors who are executive officers of the Company receive no compensation for service as members of either the Board or committees thereof. Directors who are not executive officers of the Company receive an annual fixed fee of $75,000 for the lead director and $50,000 for each other director. Directors are also reimbursed for out-of-pocket expenses associated with attending meetings of the Board and committees thereof. Mr. Nunnelly has served as our lead director since May 2012.

Pursuant to the National Research Corporation 2004 Non-Employee Director Stock Plan, as amended (the “Director Plan”), each director who is not an associate (i.e., employee) of the Company also receives an annual grant of an option to purchase shares of our Common Stock on the date of each Annual Meeting of Shareholders. For the period from January 1, 2023 to December 31, 2023, each director continuing in office who was not an associate of the Company received a grant of options to purchase shares of our Common Stock with a target grant date fair value of approximately $100,000, rounded to the nearest whole share and computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”), or successor rule, on the date of our 2023 annual meeting of shareholders (May 11, 2023). The options were granted with an exercise price equal to the fair market value of our common stock on the date of grant, are scheduled to vest the day immediately preceding the Annual Meeting and expire on May 11, 2033.

The options granted to our directors during 2023 were granted in accordance with our Board’s standard practice of making annual options grants effective on the date of the annual meeting of shareholders. The timing of the grants was not tied to the timing of any release of material nonpublic information.

The following table sets forth information regarding the compensation received by each of our directors during 2023:

Director	Fees Earned or Paid in Cash	Option Awards(1)	All Other Compensation		Total
Donald M. Berwick	$50,000	$100,006	-		$150,006

Parul Bhandari	$50,000	$100,006	$31,150	(2)	$181,156

Stephen H. Lockhart	$50,000	$100,006	-		$150,006

John N. Nunnelly	$75,000	$100,006	-		$175,006

Penny A. Wheeler	$50,000	$100,006	-		$150,006

(1) Represents the aggregate grant date fair value of option awards granted during the year, computed in accordance with FASB ASC Topic 718. See Note 9 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2023, for a discussion of assumptions made in the valuation of share-based compensation. As of December 31, 2023, the outstanding option awards for each director were as follows: Dr. Berwick – 40,753 options; Ms. Bhandari – 31,542 options; Dr. Lockhart – 33,575 options; Mr. Nunnelly – 53,591 options; and Dr. Wheeler – 33,575 options.

(2) Represents reimbursement of fees for Ms. Bhandari to attend a continuing education course for directors at Harvard Business School.

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter, the Audit Committee’s primary function is to assist the Board in fulfilling its oversight responsibilities by overseeing the Company’s systems of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board have established; the Company’s accounting and financial reporting processes; and the audits of the financial statements of the Company.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2023 Annual Report on Form 10-K with the Company’s management and independent registered public accounting firm. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on the audited financial statements in conformity with U.S. generally accepted accounting principles and on the Company’s internal control over financial reporting.

The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board regarding communications with audit committees. In addition, the Company’s independent registered public accounting firm provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm the firm’s independence. The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. The Audit Committee has considered whether the provision of the services relating to the Audit-Related Fees, Tax Fees and All Other Fees set forth in Miscellaneous – Independent Registered Public Accounting Firm was compatible with maintaining the independence of the independent registered public accounting firm and determined that such services did not adversely affect the independence of the firm.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, for filing with the Securities and Exchange Commission.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

AUDIT COMMITTEE

John N. Nunnelly, Chairperson

Donald M. Berwick

Parul Bhandari

Penny A. Wheeler

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of the Record Date (i.e., March 20, 2024) by: (1) each director and director nominee; (2) each of the executive officers named in the Summary Compensation Table; (3) all of the directors, director nominees and executive officers as a group; and (4) each person or entity known to the Company to be the beneficial owner of more than 5% of the Common Stock. Except as otherwise indicated in the footnotes, each of the holders listed below has sole voting and investment power over the shares beneficially owned. As of the Record Date, there were 23,871,543 shares of Common Stock outstanding.

	Shares Beneficially Owned
Name of Beneficial Owner	Shares		% (1)
Directors and Named Executive Officers (2)
Michael D. Hays	113,910	(3)(4)	*
Kevin R. Karas	65,349	(4)(6)	*
Helen L. Hrdy	81,565	(4)	*
Jona S. Raasch	11,263		*
Donald M. Berwick	40,753	(4)	*
Parul Bhandari	31,542	(4)	*
Stephen H. Lockhart	33,575	(4)	*
John N. Nunnelly	80,485	(4)	*
Penny A. Wheeler	33,575	(4)	*
All directors, nominees, and executive officers (as of the Record Date) as a group (eleven persons)	480,754	(5)	2.0%

Other Holders
Amandla MK Trust and Patrick E. Beans, as the Special Holdings Direction Advisor under this Trust (7)	4,755,317		19.9%
Common Property Trust, Common Property Trust LLC and Thomas Richardson, as Trustee of Common Property Trust and Manager of Common Property Trust LLC(8)	3,854,284		16.1%
Kayne Anderson Rudnick Investment Management LLC (9)	3,191,401		13.4%

* Denotes less than 1%.

(1)

In accordance with applicable rules under the Securities Exchange Act of 1934, as amended, the number of shares indicated as beneficially owned by a person includes shares of common stock and shares underlying options that are currently exercisable or will be exercisable within 60 days of March 20, 2024. Shares of common stock underlying stock options that are currently exercisable or will be exercisable within 60 days of March 20, 2024 are deemed to be outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)	The address of all directors and officers is 1245 Q Street, Lincoln, Nebraska 68508.
(3)	Includes 76,095 shares of Common Stock held by Mr. Hays’ wife. Mr. Hays disclaims beneficial ownership of the shares held by his wife.
(4)

Includes shares of Common Stock that may be purchased under stock options which are currently exercisable or exercisable within 60 days of March 20, 2024, as follows: Mr. Hays, 36,820 shares; Mr. Karas, 59,965 shares; Ms. Hrdy, 42,149 shares; Dr. Berwick, 40,753 shares; Ms. Bhandari, 31,542 shares; Dr. Lockhart, 33,575 shares; Mr. Nunnelly, 53,591 shares; and Dr. Wheeler, 33,575 shares.

(5)	Includes 331,970 shares of Common Stock that may be purchased under stock options which are currently exercisable or exercisable within 60 days of March 20, 2024.
(6)	Includes 5,384 shares of Common Stock pledged as security.
(7)

The trustee of this Trust is The Bryn Mawr Trust Company of Delaware and its address is 20 Montchanin Road, Suite 100, Greenville, Delaware 19807. The address of the Special Holdings Direction Advisor for this Trust is 709 Pier 2, Lincoln, Nebraska 68528.

(8)

The address for the Common Property Trust and Common Property Trust LLC is 8555 Pioneers Boulevard, Lincoln, Nebraska 68520. The trustee of Common Property Trust and the manager of Common Property Trust LLC is Thomas Richardson. Mr. Richardson’s address is 601 Massachusetts Avenue, NW, Washington, D.C. 20001.

(9)

The number of shares owned set forth above in the table is as of or about February 29, 2024 as reported by Kayne Anderson Rudnick Investment Management LLC (“Kayne Anderson”) in its amended Schedule 13G filed with the Securities and Exchange Commission on March 8, 2024. The address for Kayne Anderson is 2000 Avenue of the Stars, Suite 1110, Los Angeles, California 90067. Kayne Anderson reports sole voting power with respect to 681,129 of these shares; sole dispositive power with respect to 723,539 of these shares; and shared voting and dispositive power with respect to 2,467,862 of these shares. The amended Schedule 13G further provides that the shares noted as beneficially owned by Kayne Anderson include: (i) 2,467,862 shares beneficially owned by Virtus Investment Advisers, Inc., One Financial Plaza, Hartford, Connecticut 06103, for which such person has shared voting and dispositive power, and (ii) 2,109,518 shares beneficially owned by Virtus Equity Trust, on behalf of Virtus KAR Small Cap Growth Fund, 101 Munson Street, Greenfield, Massachusetts 01301, for which such person has shared voting and dispositive power.

PROPOSAL NO. 2 – RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2024.

We are asking our shareholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm. Although ratification is not required, our Board is submitting the appointment of KPMG LLP to our shareholders for ratification because we value our shareholders’ views on our independent auditors and as a matter of good corporate practice. In the event that our shareholders fail to ratify the appointment, the Audit Committee will consider it as a direction to consider the appointment of a different firm. Even if the appointment is ratified, the Audit Committee in its discretion may select a different independent auditor at any time if it determines that such a change would be in the best interests of the Company and our shareholders.

Representatives of KPMG LLP are expected to participate in the Annual Meeting via the live webcast with the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

Assuming a quorum is present at the Annual Meeting, the number of votes cast for the ratification of the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2024 must exceed the number of votes cast against it. Abstentions and broker non-votes will be counted as present in determining whether there is a quorum; however, they will not constitute a vote “for” or “against” ratification and will be disregarded in the calculation of votes cast. A broker non-vote occurs when a broker submits a proxy card with respect to shares that the broker holds on behalf of another person but declines to vote on a particular matter, either because the broker elects not to exercise its discretionary authority to vote on the matter or does not have authority to vote on the matter.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. SHARES OF THE COMPANY’S COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Executive Compensation Philosophy

Key features of our compensation program include the following:

✔	Conservative pay policy with total Named Executive Officer and director compensation positioned below the median

✔	Direct link between pay and performance that aligns business strategies with shareholder value creation

✔	Annual say-on-pay votes

✔	No tax gross-ups

✔	No excessive perquisites for executives

✔	No re-pricing or back-dating of stock options or similar awards

✔	Appropriate balance between short- and long-term compensation that discourages short-term risk taking at the expense of long-term results

✔	Clawback Policy

We recognize the importance of maintaining sound principles for the development and administration of our executive compensation and benefit programs. Specifically, we design our executive compensation and benefit programs to advance the following core principles:

●	Competitive Pay for Our Market. We strive to compensate our executive officers at levels to ensure that we continue to attract and retain a highly competent and committed management team.

●	Align with Shareholders. We seek to align the interests, perspectives and decision-making of our executive officers with the interests of our shareholders.

●	Incentivize Performance. We link our executive officers’ compensation to our established financial performance goals.

We believe that a focus on these principles will benefit us and, ultimately, our shareholders in the long term by ensuring that we can attract and retain highly-qualified executive officers who are committed to our long-term success.

Named Executive Officers

For the year ended December 31, 2023, our named executive officers (collectively, the “Named Executive Officers or NEOs”) were as follows:

Name	Position
Michael D. Hays	Chief Executive Officer
Kevin R. Karas	Senior Vice President-Finance, Chief Financial Officer, Treasurer, and Secretary(1)
Helen L. Hrdy	Chief Customer Officer(2)
Jona S. Raasch	Former Chief Operating Officer(3)

(1)	During 2023, Mr. Karas served as our Senior Vice President – Finance, Chief Financial Officer, Treasurer, and Secretary. Mr. Karas retired from the Company on March 31, 2024.
(2)	During 2023, Ms. Hrdy served as our Chief Growth Officer. Ms. Hrdy was promoted to Chief Customer Officer on January 16, 2024.
(3)	During 2023, Ms. Raasch served as our Chief Operating Officer. Effective December 31, 2023, Ms. Raasch stepped down as Chief Operating Officer, but remains a non-executive employee of the Company.

In 2023 we had no other executive officers, as defined in Rule 3b-7 of the Securities Exchange Act of 1934, as amended, whose total compensation exceeded $100,000 during 2023.

Role of the Compensation and Talent Committee

The Board appoints the Compensation and Talent Committee, which consists entirely of directors who are “non-employee directors” for purposes of the Securities Exchange Act of 1934, as amended. The following individuals are members of the Compensation and Talent Committee:

●	Stephen H. Lockhart (Chairperson)

●	Donald M. Berwick

●	Parul Bhandari

●	John N. Nunnelly

●	Penny A Wheeler

The Compensation and Talent Committee is responsible for discharging the Board’s responsibilities with respect to all significant aspects of our compensation policies, programs and plans, and accordingly the Compensation and Talent Committee determines compensation programs for our executive officers or recommends such programs to the full Board for approval. The Compensation and Talent Committee also reviews management’s recommendations as to the compensation to be paid to other key personnel and administers our equity-based compensation plans. Periodically, the Compensation and Talent Committee reviews and determines our compensation and benefit programs, with the objective of ensuring the executive compensation and benefits programs are consistent with our compensation philosophy. The Compensation and Talent Committee has authority to carry out the foregoing responsibilities under its charter and may delegate such authority to subcommittees.

In determining compensation levels for our Named Executive Officers in 2023, the Compensation and Talent Committee did not engage any compensation consultant to provide advice concerning executive officer compensation.

One objective of the Compensation and Talent Committee in setting compensation for our executive officers, other than our Chief Executive Officer, is to establish base salary at a level that will attract and retain highly-qualified individuals. The Compensation and Talent Committee’s considerations in setting our Chief Executive Officer’s base salary are described below. For our executive officers other than our Chief Executive Officer, we also consider individual performance, level of responsibility, skills and experience, and internal comparisons among executive officers in determining base salary levels.

The Compensation and Talent Committee administers our annual cash incentive program and long-term equity incentive plans and approves all awards made under the program and plans. For annual and long-term incentives, the Compensation and Talent Committee considers internal comparisons and other existing compensation awards or arrangements in making compensation decisions and recommendations. In its decision-making process, the Compensation and Talent Committee receives and considers the recommendations of our Chief Executive Officer as to executive compensation programs for all of the other officers. In its decision-making process for the long-term incentives for our executive officers, the Compensation and Talent Committee considers relevant factors, including our performance and shareholder return and the awards given to the executive officer in past years. The Compensation and Talent Committee makes its decisions regarding general program adjustments to future base salaries, annual incentives and long-term incentives concurrently with its assessment of the executive officers’ performance. Adjustments generally become effective in January of each year.

In fulfilling its objectives as described above, the Compensation and Talent Committee took the following steps in determining 2023 compensation levels for our Named Executive Officers:

●	Considered the performance of our Chief Executive Officer and determined his total compensation;

●	Considered the performance of our other executive officers and other key associates (i.e., employees) with assistance from our Chief Executive Officer; and

●

Determined total compensation for our Named Executive Officers based on recommendations by our Chief Executive Officer (as to the other officers) and the Compensation and Talent Committee’s consideration of the Company’s and the individual officer’s performance.

2023 Say on Pay Vote

In May 2023 (after the 2023 executive compensation actions described in this Compensation Discussion and Analysis had taken place), we held our annual non-binding, advisory shareholder vote on the compensation of our Named Executive Officers at our annual shareholders’ meeting, and, consistent with the recommendation of the Board, our shareholders approved our executive compensation, with more than 98% of votes cast in favor. Consistent with this strong vote of shareholder approval, we have not undertaken any material changes to our executive compensation programs.

Based on the outcome of the advisory vote on the frequency of advisory shareholder votes on executive compensation at our 2023 annual shareholders meeting, in which more than 97% of votes cast were in favor of holding an annual advisory vote on compensation of our Named Executive Officers, the Company will ask its shareholders to consider an advisory vote on the compensation of our Named Executive Officers every year until otherwise determined by a vote of our shareholders pursuant to applicable Securities and Exchange Commission rules.

Total Compensation

We intend to continue our strategy of compensating our executive officers through programs that emphasize performance-based incentive compensation in the form of cash and equity-based awards. To that end, we have structured total executive compensation to ensure that there is an appropriate balance between a focus on our long-term versus short-term performance. We believe that the total compensation paid or awarded to the executive officers during 2023 was consistent with our financial performance and the individual performance of each of our executive officers. We also believe that this total compensation was reasonable in its totality and is consistent with our compensation philosophies described above.

CEO Compensation

The Compensation and Talent Committee reviews annually the salary and total compensation levels of Michael D. Hays, our Chief Executive Officer. While Mr. Hays’ salary and overall compensation are significantly below the median level paid to chief executive officers of companies of similar size, he requested that his base salary and targeted overall compensation remain unchanged. The Compensation and Talent Committee has not proposed an increase in his salary or overall compensation since 2005.

Elements of Compensation

Base Salary

The objective of the Compensation and Talent Committee is to establish base salary, when aligned with performance incentives, to continue to attract and retain the best talent (with the exception of Mr. Hays’ salary as noted above). We have historically attempted to minimize base salary increases in order to limit our executive compensation expense if we do not meet our objectives for financial growth under our incentive compensation program.

The base salaries of Messrs. Hays and Karas have remained unchanged since 2005 and 2016, respectively. The base salary for Ms. Hrdy was increased in 2020 in connection with her appointment as our Chief Growth Officer and in 2024 in connection with her appointment as our Chief Customer Officer. The base salary of Ms. Raasch was reduced to $150,000 effective September 3, 2023, in connection with a change in her duties. In the case of Mr. Hays, the decision was based on his request, described above, that his salary not be increased. In the case of the other Named Executive Officers, the decision was based on our performance and the belief that such Named Executive Officer’s salaries were at an appropriate level to retain their talent.

Base salaries paid to our Named Executive Officers represented the following percentages of their total compensation (as calculated for purposes of the Summary Compensation Table).

Base Salary as a Percentage of Total Compensation
Michael D. Hays	65%
Kevin R. Karas	65%
Helen L. Hrdy	65%
Jona S. Raasch	62%

For 2023, base salaries as a percentage of total compensation reflect the fact that no bonuses were earned under the 2023 incentive compensation program, as discussed below.

Annual Cash Incentive

During 2023, our executive officers were eligible for annual cash incentive awards under our incentive compensation program. Please note that, while we may refer to annual cash incentive awards as bonuses in this discussion, the award amounts are reported in the Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation” pursuant to the Securities and Exchange Commission’s regulations.

We intended for our 2023 incentive compensation program to provide an incentive to meet and exceed our financial goals, and to promote a superior level of performance. Within the overall context of our pay philosophy and culture, the 2023 program:

●	Provided total cash compensation to attract and retain key executive talent;

●	Aligned pay with organizational performance;

●	Focused executive attention on key business metrics; and

●	Provided a significant incentive for achieving and exceeding performance goals.

For 2023, the Compensation and Talent Committee used our overall revenue and net income as performance measures under the incentive compensation program because the Compensation and Talent Committee believes these are key measures of our ability to deliver value to our shareholders for which our Named Executive Officers have primary responsibility. The Compensation and Talent Committee weighted the two performance measures equally in determining bonus payouts. The Compensation and Talent Committee structured the 2023 incentive compensation program so that our Named Executive Officers would receive a bonus based on the percentage of growth or decline in overall revenue and net income in 2023 over 2022. Consistent with past years, the Compensation and Talent Committee structured the 2023 incentive compensation program for our Named Executive Officers to require performance representing growth in revenue or net income for any payout to be received.

The Compensation and Talent Committee structured the incentive compensation program to permit payouts to be earned for any growth in revenue and net income because it believed that providing an incentive to achieve growth in these measures would provide an effective incentive to the executive officers in 2023. The Compensation and Talent Committee determined that the bonuses under the 2023 incentive compensation program would be equal to the following (subject to a maximum of 200% of base salary): the product of the executive officer’s base salary (i) multiplied by the sum of the percentage year over year increase (or decrease) in overall revenue plus the percentage year over year increase (or decrease) in overall net income (ii) multiplied by 2.5. If the foregoing calculation results in a negative amount, then no bonus would be paid under the 2023 incentive compensation plan.

In determining the potential bonus amounts for our Named Executive Officers described above, the Compensation and Talent Committee concluded that their payouts determined by these formulas were likely to produce results consistent with our past practice of setting annual target payouts at 50% of base salary and would continue to provide competitive compensation consistent with our goals for annual incentive awards.

The Compensation and Talent Committee determined that overall revenue declined by 2.0% in 2023 over 2022, while net income declined by 2.6%, therefore no bonuses were earned by or paid to our Named Executive Officers for 2023.

Long-Term Equity Incentive

The general purpose of our current equity-based plans is to promote the achievement of our long-range strategic goals and enhance shareholder value.

In accordance with the 2006 Equity Incentive Plan, options to purchase shares of common stock are typically granted with a per-share exercise price equal to the closing price of our common stock on the trading day immediately prior to the date of the grant. The value of the option will be dependent on the future market value of the common stock, which we believe helps to align the economic interests of our key management personnel with the interests of our shareholders. To encourage our key management personnel to continue in employment with us, options granted to our Named Executive Officers during 2023 do not become fully vested and exercisable until the fifth anniversary of the grant date.

In determining equity incentive awards for 2023, the Compensation and Talent Committee concluded that setting annual equity awards for our Named Executive Officers at a grant date target fair value of approximately 50% of their respective then-current base salaries would provide competitive compensation consistent with our goals for equity awards. Effective January 4, 2023, the Compensation and Talent Committee granted options to each of our Named Executive Officers. To determine the number of option shares with a grant date target fair value approximately equal to 50% of an executive officer’s base salary, the Compensation and Talent Committee divided 50% of the current base salary by the most recent Common Stock closing price to determine the number of shares that equal 50% of the current base salary. The number of shares were then multiplied by a factor of three to determine the number of option shares to be granted. The number of options granted to our Named Executive Officers is shown in the Grants of Plan-Based Awards Table.

For 2023, no performance-based equity awards were granted to our Named Executive Officers. In 2024, the Compensation and Talent Committee granted performance-based options to Mr. Hays and Ms. Hrdy, as described below under the section entitled Compensation Decisions with Respect to 2024.

The Compensation and Talent Committee does not grant equity awards in anticipation of the release of material nonpublic information. Similarly, we do not time the release of material nonpublic information about the Company for the purpose of affecting the value of executive compensation.

Other Benefits

To assist our associates in preparing financially for retirement, we maintain a 401(k) plan for all associates over 21 years of age, including our executive officers. Pursuant to the 401(k) plan, we match 25% of the first 6% of compensation contributed by our associates up to allowable Internal Revenue Service limitations. We also maintain group life, health, dental and vision insurance programs for all of our salaried associates, and our Named Executive Officers are eligible to participate in these programs on the same basis as all other eligible associates. In 2023, we also continued to provide an associate empowerment benefit (“AEB”) giving associates the option of a $2,000 401k contribution, Health Savings account contribution or lifestyle spending (cash option), a benefit that was first provided in 2022.

Other Polices and Considerations

Employee, Officer, and Director Hedging

We do not have practices or policies regarding the ability of employees (including officers) or directors of the Company, or any of their designees, to purchase financial instruments, or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities. Our officers and Named Executive Officers have not historically engaged in any such hedging transactions and as of the Record Date none of our officers or Named Executive Officers were party to any such hedging transactions.

Clawback Policy

In November 2023, the Compensation and Talent Committee adopted a Clawback Policy (the “Clawback Policy”) in compliance with the requirements of the Dodd-Frank Act, final Securities and Exchange Commission rules, and applicable Nasdaq listing standards, which covers our current and former officers subject to Section 16 of the Securities Exchange Act of 1934, as amended, and any other senior executive otherwise designated by the Compensation and Talent Committee or the Board, including all of our Named Executive Officers (each a “Covered Executive”). Under the Clawback Policy, if there is a restatement of our financial results, certain incentive-based compensation paid or awarded to Covered Executives will be subject to repayment or return if the amount of such compensation was calculated based upon the achievement of financial results that were the subject of the restatement and the amount of such compensation that would have been received by the Covered Executives had the financial results been properly reported would have been lower than the amount actually awarded.

Additionally, the Clawback Policy permits the Compensation and Talent Committee to seek recovery of equity compensation, severance compensation, and cash incentive-based compensation previously paid to a Covered Executive if the Compensation and Talent Committee determines that the (i) the Company is required to undertake an accounting restatement due to the Company’s material noncompliance, as a result of misconduct by a the Covered Executive, with any financial reporting requirement under the U.S. federal securities laws, (ii) a Covered Executive engages in misconduct, or (iii) a Covered Executive breaches in any material respect a restrictive covenant set forth in any agreement between the Covered Executive and the Company, including but not limited to, a breach in any material respect of a confidentiality provision.

Agreements with Officers

During 2023, we did not have employment, retention, severance, change of control, or similar agreements with any of our executive officers. For awards granted during 2023, the award agreements under our long-term equity award plans did not provide for acceleration of vesting or other benefits upon a change of control or termination. In 2024, Ms. Hrdy is eligible for certain severance payments in the event she is terminated without cause or resigns for good reason and the Compensation and Talent Committee granted performance-based options subject to certain acceleration provisions to Mr. Hays and Ms. Hrdy, as described below under the section entitled Compensation Decisions with Respect to 2024.

Compensation Decisions with Respect to 2024

On January 16, 2024, the Compensation and Talent Committee approved compensation packages for certain of the Company’s executive officers (each a “Compensation Package”). The Compensation Packages were approved in connection with the adoption of a three-year strategic growth plan, the promotion of Ms. Hrdy to Chief Customer Officer, and the hiring of our Chief Revenue Officer, Chief Product Technology Officer, and Chief Corporate Development Officer.

The material terms of Mr. Hays’ and Ms. Hrdy’s Compensation Packages are as follows:

●	Mr. Hays’ annual base salary remained unchanged at $127,400, and Ms. Hrdy’s annual base salary was increased to $400,000, effective January 1, 2024;

●

On January 19, 2024, Mr. Hays and Ms. Hrdy were granted 4,883 options and 100,000 options, respectively, which will vest upon achievement of a minimum total recurring contract value (“TRCV”) of $170 million measured as of December 31, 2026. The options were granted under the 2006 Equity Incentive Plan, have exercise prices equal to the closing price of the Common Stock on January 18, 2024, and are subject to termination, forfeiture, and acceleration provisions;

●

Under a short-term cash incentive plan, Mr. Hays is eligible to earn a cash bonus of up to $63,700 and Ms. Hrdy is eligible to earn a cash bonus of up to $200,000 upon attainment of certain TRCV goals measured as of December 31, 2024. The amount of the bonus may be reduced by the Compensation and Talent Committee if a certain adjusted EBITDA margin goal is not met; and

●

Under a long-term cash incentive plan, Ms. Hrdy is eligible to earn a cash bonus based on TRCV measured as of December 31, 2026, subject to reduction by the Compensation and Talent Committee if an adjusted EBITDA margin goal is not met. The plan payout is zero if TRCV is below $170 million, and $2.0 million plus approximately $.105 per dollar of TRCV in excess of $170 million, with a maximum payout of approximately $8.9 million at TRCV of $233 million. Mr. Hays does not participate in the long-term cash incentive plan.

The stock option grants and long-term cash incentives under the Compensation Packages are intended to cover the entire three-year period – no additional equity awards or long-term cash incentives are anticipated to be awarded to any individual who is party to a Compensation Package for periods prior to 2027.

As part of the Compensation Packages, if Ms. Hrdy is terminated without cause or resigns for good reason prior to December 31, 2026, she will receive (i) salary continuation payments for one-year and (ii) a lump sum payment equal to the actual annual cash bonus earned for the year in which the termination of employment occurred, prorated for the number of days during the year served prior to termination as a percentage of the entire calendar year. Receipt of such severance payments is conditioned upon execution of a release of claims and adherence to customary restrictive covenants, including a one-year non-compete and non-solicitation period. Mr. Hays’ Compensation Package does not include a severance provision.

In connection with Mr. Karas’ retirement from the Company on March 31, 2024, Mr. Karas and the Company entered into a Retirement Transition Agreement, which provides that he will receive one year of base salary continuation payments from April 1, 2024 through March 31, 2025.

2023 SUMMARY COMPENSATION TABLE

Set forth below is information regarding compensation earned by or paid or awarded to the Named Executive Officers. The identification of such Named Executive Officers is determined based on the individual’s total compensation for 2023, as reported below in the Summary Compensation Table, other than amounts reported as above-market earnings on deferred compensation and the actuarial increase in pension benefit accruals.

The following table sets forth information concerning the total compensation of each of our Named Executive Officers with respect to 2023, 2022, and 2021.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)

Michael D. Hays	2023	$127,400	$64,455	--	$3,711	$195,566
Chief Executive Officer	2022	$127,400	$49,527	--	$4,246	$181,173
President	2021	$127,400	$49,595	$35,672	$4,427	$217,094

Kevin R. Karas	2023	$285,000	$144,181	--	$7,417	$436,598
Former Senior Vice President-	2022	$285,000	$110,792	--	$7,814	$403,606
Finance, Chief Financial	2021	$285,000	$110,954	$79,800	$6,798	$482,552
Officer, Treasurer, and
Secretary(1)

Helen L. Hrdy	2023	$285,000	$144,181	--	$6,507	$435,688
Chief Customer	2022	$285,000	$110,792	--	$6,305	$402,097
Officer(1)	2021	$285,000	$110,954	$79,800	$6,943	$482,697

Jona S. Raasch	2023	$253,846	$151,770	--	$6,570	$412,186
Former Chief	2022	$300,000	$116,628	--	$8,008	$424,636
Operating Officer(1)	2021	$300,000	$116,803	$84,000	$5,351	$506,154

(1)

During 2023, Mr. Karas served as our Senior Vice President– Finance, Chief Financial Officer, Treasurer and Secretary, Ms. Hrdy served as our Chief Growth Officer, and Ms. Raasch served as our Chief Operating Officer. Mr. Karas retired from the Company on March 31, 2024. Ms. Hrdy was promoted to Chief Customer Officer on January 16, 2024. Effective December 31, 2023, Ms. Raasch stepped down as Chief Operating Officer, but remains a non-executive employee of the Company.

(2)

Represents the aggregate grant date fair value of the option awards granted during the year, computed in accordance with FASB ASC Topic 718. See Note 9 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2023 for a discussion of assumptions made in the valuation of share-based compensation.

(3)

Includes, for each of our Named Executive Officers, the amount of our 401(k) matching contributions and our health saving account matching contributions including AEB benefits, and a lifestyle spending AEB benefit for Ms. Raasch.

GRANTS OF PLAN-BASED AWARDS IN 2023

We maintain the 2006 Equity Incentive Plan pursuant to which grants may be made to our executive officers. The following table sets forth information regarding all such incentive plan awards that were made to the Named Executive Officers in 2023.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold ($)(2)	Target ($)	Maximum ($)	All Other Option Awards: No. of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($)(2)	Closing Price on Date of Grant ($)	Grant Date Fair Value of Stock and Option Awards ($)

Michael D. Hays	1/4/2023				4,909	$38.93	$38.36	$64,455

		--	$63,700	$254,800

Kevin R. Karas	1/4/2023				10,981	$38.93	$38.36	$144,181

		--	$142,500	$570,000

Helen L. Hrdy	1/4/2023				10,981	$38.93	$38.36	$144,181

		--	$142,500	$570,000

Jona S. Raasch	1/4/2023				11,559	$38.93	$38.36	$151,770

		--	$150,000	$600,000

(1)	These amounts represent only potential payments under the 2023 incentive plan awards; the actual amounts received (if any) are shown in the Summary Compensation Table above.
(2)	There were no thresholds for payments under these 2023 incentive plan awards; payments below target would be made for any year-over-year increase in any of the applicable performance measures.
(3)

The stock option awards were granted under the 2006 Equity Incentive Plan. The exercise price of the stock option awards was equal to the closing stock price on January 3, 2023, the day immediately prior to the grant date.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2023

The following table sets forth information on outstanding option awards held by the Named Executive Officers on December 31, 2023, including the number of shares underlying both exercisable and unexercisable portions of each stock option, the exercise price and expiration date of each outstanding option.

	Option Awards
Name	No. of Securities Underlying Unexercised Options (Exercisable) (#)		No. of Securities Underlying Unexercised Options (Unexercisable) (#)		Option Exercise Price ($)	Option Expiration Date

Michael D. Hays	2,904	(1)(2)	-		$18.80	01/07/24
	10,014	(1)(3)	-		$13.17	01/06/25
	9,145	(1)(4)	-		$15.23	01/05/26
	7,478	(1)(5)	-		$18.80	01/04/27
	5,193	(1)(6)	-		$36.80	01/03/28
	-		4,990	(1)(7)	$38.30	01/03/29
	-		2,904	(1)(8)	$65.80	01/03/30
	-		4,452	(1)(9)	$42.92	01/05/31
	-		4,523	(1)(10)	$42.25	01/04/32
	-		4,909	(1)(11)	$38.93	01/04/33

Kevin R. Karas	20,458	(1)(4)	-		$15.23	01/05/26
	16,728	(1)(5)	-		$18.80	01/04/27
	11,617	(1)(6)	-		$36.80	01/03/28
	-		11,162	(1)(7)	$38.30	01/03/29
	-		6,497	(1)(8)	$65.80	01/03/30
	-		9,960	(1)(9)	$42.92	01/05/31
	-		10,118	(1)(10)	$42.25	01/04/32
	-		10,981	(1)(11)	$38.93	01/04/33

Helen L. Hrdy	12,346	(1)(4)	-		$15.23	01/05/26
	12,619	(1)(5)	-		$18.80	01/04/27
	8,764	(1)(6)	-		$36.80	01/03/28
	-		8,420	(1)(7)	$38.30	01/03/29
	-		5,699	(1)(8)	$65.80	01/03/30
	-		9,960	(1)(9)	$42.92	01/05/31
	-		10,118	(1)(10)	$42.25	01/04/32
	-		10,981	(1)(11)	$38.93	01/04/33

Jona S. Raasch	21,535	(1)(4)	-		$15.23	01/05/26
	17,608	(1)(5)	-		$18.80	01/04/27
	12,228	(1)(6)	-		$36.80	01/03/28
	-		11,749	(1)(7)	$38.30	01/03/29
	-		6,839	(1)(8)	$65.80	01/03/30
	-		10,485	(1)(9)	$42.92	01/05/31
	-		10,651	(1)(10)	$42.25	01/04/32
	-		11,559	(1)(11)	$38.93	01/04/33

(1)	Option to purchase shares of common stock.
(2)	Options vest in full on the fifth anniversary of the grant date. These options vested on January 7, 2019.
(3)	Options vest in full on the fifth anniversary of the grant date. These options vested on January 6, 2020.
(4)	Options vest in full on the fifth anniversary of the grant date. These options vested on January 5, 2021.
(5)	Options vest in full on the fifth anniversary of the grant date. These options vested on January 4, 2022.
(6)	Options vest in full on the fifth anniversary of the grant date. These options vested on January 3, 2023.
(7)	Options vest in full on the fifth anniversary of the grant date. These options vested on January 3, 2024.
(8)	Options vest in full on the fifth anniversary of the grant date. These options will vest on January 3, 2025.
(9)	Options vest in full on the fifth anniversary of the grant date. These options will vest on January 5, 2026.
(10)	Options vest in full on the fifth anniversary of the grant date. These options will vest on January 4, 2027.
(11)	Options vest in full on the fifth anniversary of the grant date. These options will vest on January 4, 2028.

OPTION EXERCISES AND STOCK VESTED IN 2023

Option Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)
Michael D. Hays	10,938	$249,386
Kevin R. Karas	-	-
Helen L. Hrdy	-	-
Jona S. Raasch	-	-

(1)	Shares of common stock.
(2)	Amounts represent the product of the number of shares acquired on exercise multiplied by the excess of market price at exercise over the exercise price per share.

PAY VERSUS PERFORMANCE

					Value of initial fixed $100 investment based on:
Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO (1)	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs (2)	Total Shareholder Return	Peer group Total Shareholder Return(3)	Net Income	Revenue
							(in thousands)

2023	$195,566	$202,165	$428,157	$443,660	64.34	128.14	$30,971	$148,580
2022	$181,173	$184,526	$410,113	$418,936	59.60	109.59	$31,800	$151,568
2021	$217,094	$207,809	$490,467	$469,883	64.98	137.74	$37,466	$147,954
2020	$254,504	$(329,929)	$524,435	$(1,183,288)	65.91	119.96	$37,260	$133,277

(1)	Mr. Hays was the Principal Executive Officer (“PEO”) for 2023, 2022, 2021, and 2020. The following amounts were deducted and added to determine the compensation actually paid to the PEO:

Year	Summary Compensation Table Total for PEO	Deduct Stock and Option Awards Reported in the Summary Compensation Table	Add Awards Granted During the Covered FY that are Outstanding and Unvested as of the End of the Covered FY	Add Change in Fair Value as of the End of the Covered FY for Awards Granted in a Prior FY that are Outstanding and Unvested as of the End of the Covered FY	Add Change in Fair Value as of the Vesting Date for Awards Granted in a Prior FY that Vested During the Covered FY	Compensation Actually Paid to PEO

2023	$195,566	$(64,455)	$70,289	$(4,749)	$5,514	$202,165
2022	$181,173	$(49,527)	$54,018	$(2,257)	$1,119	$184,526
2021	$217,094	$(49,595)	$45,549	$(7,756)	$2,517	$207,809
2020	$254,504	$(60,258)	$18,190	$(564,781)	$22,416	$(329,929)

(2)

Mr. Karas and Mses. Hrdy and Raasch were Non-PEO Named Executive Officers (“NEOs”) during 2023, 2022, 2021, and 2020. Steven D. Jackson, our former President, was a non-PEO NEO during 2020. The following average amounts were deducted and added to determine the average compensation actually paid to the non-PEO NEOs:

Year	Average Summary Compensation Table Total for Non-PEO NEOs	Deduct Stock and Option Awards Reported in the Summary Compensation Table	Add Awards Granted During the Covered FY that are Outstanding and Unvested as of the End of the Covered FY	Add Change in Fair Value as of the End of the Covered FY for Awards Granted in a Prior FY that are Outstanding and Unvested as of the End of the Covered FY	Add Change in Fair Value as of the Vesting Date for Awards Granted in a Prior FY that Vested During the Covered FY	Subtract Awards Granted in a Prior FY that Failed to Meet the Applicable Vesting Conditions During the Covered FY		Add Dividends Paid on Awards in the Covered FY Prior to the Vesting Date that are Not Otherwise Included in Total Compensation for the Covered FY	Average Compensation Actually Paid to Non-PEO NEOs

2023	$428,157	$(146,711)	$159,990	$(9,317)	$11,541	-		-	$443,660
2022	$410,113	$(112,737)	$122,960	$(3,742)	$2,342	-		-	$418,936
2021	$490,467	$(112,904)	$103,693	$(16,358)	$4,985	-		-	$469,883
2020	$524,435	$(134,221)	$29,808	$(869,318)	$(98,275)	$(637,647	) (4)	$1,930	$(1,183,288)

(3)

Utilizes the Russell 2000 Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Form 10-K for the year ended December 31, 2023. Because of the uniqueness of our markets and products and lack of publicly traded peers, we do not believe that a combination of peer issuers can be selected on an industry or line-of-business basis to provide a meaningful basis for comparing shareholder return. Accordingly, the Russell 2000 Index, which is comprised of issuers with generally similar market capitalizations to that of the Company, is included in the table as permitted by applicable regulations. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the Russel 2000 Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

(4)	Represents options held by Mr. Jackson that were forfeited upon his resignation in October 2020.

The relationship between the compensation actually paid to the PEO and the average compensation actually paid to the non-PEO NEOs and the cumulative total shareholder return of the Company and the Russell 2000 Index for 2023, 2022, 2021, and 2020 is represented by the graph below:

The relationship between the compensation actually paid to the PEO and the average compensation actually paid to the non-PEO NEOs and the Company’s net income for 2023, 2022, 2021, and 2020 is represented by the graph below:

The relationship between the compensation actually paid to the PEO and the average compensation actually paid to the non-PEO NEOs and the Company’s revenue for 2023, 2022, 2021, and 2020 is represented by the graph below:

The following tabular list includes the financial performance measures which in the Company’s assessment represent the most important financial performance measures used by the Company to link compensation actually paid to the Company’s NEO’s for 2023 to Company performance.

Important Financial Measures

Net Income
Revenue Company Stock Price

Risk Assessment of Compensation Policies and Practices

The Board relies on the Compensation and Talent Committee to address risk exposures facing us with respect to compensation, with appropriate reporting of these risks to be made to the full Board. The Compensation and Talent Committee, as part of its periodic review of compensation and benefit programs, assesses the potential risks arising from our compensation policies and practices and considers safeguards against incentives to take excessive risks. Based on its most recent review, the Compensation and Talent Committee has concluded that the risks arising from our compensation policies and practices for its associates are not reasonably likely to have a material adverse effect on us.

COMPENSATION AND TALENT COMMITTEE REPORT

The Compensation and Talent Committee has reviewed and discussed the preceding Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

Stephen H. Lockhart, Chairperson

Donald M. Berwick

Parul Bhandari

John N. Nunnelly

Penny A. Wheeler

PROPOSAL NO. 3 – NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION

This proposal provides our shareholders with the opportunity to cast a vote either for or against a non-binding, advisory resolution to approve the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion in this proxy statement. We are required to hold this vote by Section 14A of the Securities Exchange Act of 1934, as amended.  As discussed in the Compensation Discussion and Analysis above, beginning on page 17, we have designed our executive compensation and benefit programs for our executive officers, including our Named Executive Officers, to advance the following core principles:

●	Competitive Pay for Our Market. We strive to compensate our executive officers at levels to ensure that we continue to attract and retain a highly competent, committed management team.

●	Align with Shareholders. We seek to align the interests, perspectives and decision-making of our executive officers with the interests of our shareholders.

●	Incentivize Performance. We link our executive officers’ compensation, particularly annual cash bonuses, to our established financial performance goals.

We believe that a focus on these principles will benefit us and, ultimately, our shareholders in the long term by ensuring that we can attract and retain highly-qualified executive officers who are committed to our long-term success.

The Board invites you to carefully review the Compensation Discussion and Analysis beginning on page 17 and the tabular and other disclosures on compensation beginning on page 25, and cast a non-binding, advisory vote either for or against the following resolution:

“Resolved, that shareholders approve, on a non-binding, advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis section and the compensation tables and narrative discussion contained in this Proxy Statement.”

While the vote does not bind the Board to any particular action, the Board values the input of our shareholders, and will take into account the outcome of this vote in considering future compensation arrangements.

Assuming a quorum is present at the Annual Meeting, the number of votes cast for the non-binding, advisory resolution to approve the Company’s executive compensation program must exceed the number of votes cast against it. Abstentions and broker non-votes will be counted as present in determining whether there is a quorum; however, they will not constitute a vote “for” or “against” the non-binding, advisory resolution and will be disregarded in the calculation of votes cast. A broker non-vote occurs when a broker submits a proxy card with respect to shares that the broker holds on behalf of another person but declines to vote on a particular matter, either because the broker elects not to exercise its discretionary authority to vote on the matter or does not have authority to vote on the matter.

Based on the outcome of the non-binding, advisory vote on the frequency of shareholder votes on executive compensation at our 2023 annual shareholders meeting, the Company plans to continue to ask its shareholders to consider a non-binding, advisory vote on the compensation of our Named Executive Officers every year until otherwise determined by a vote of our shareholders pursuant to applicable Securities and Exchange Commission rules. The next advisory vote on the compensation of our Named Executive Officers will occur at the 2025 annual meeting of shareholders.

THE COMPENSATION AND TALENT COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND A VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT. SHARES OF THE COMPANY’S COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

CEO PAY RATIO

As required by Item 402(u) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, we are providing the following information about the ratio of the median annual total compensation of our associates (i.e., employees) and the annual total compensation of Michael D. Hays, our Chief Executive Officer. For the year ended December 31, 2023:

●	the median of the annual total compensation of all associates of the Company was reasonably estimated to be $82,144; and

●	the annual total compensation of Mr. Hays was $195,566.

●

Based on this information, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all other associates is estimated to be 2.38 to 1.

Our median associate was originally determined for 2021. For 2023, we used the same median associate, as there has been no change in our associate population or associate compensation arrangements that we believe would significantly impact the pay ratio disclosure.

To calculate the 2023 annual total compensation of our median associate for purposes of this disclosure, we added together all of the elements of our median associate’s compensation for 2023 in the same way that we calculate the annual total compensation of our Named Executive Officers in the Summary Compensation Table. To calculate Mr. Hays’ annual total compensation, we used the amount reported in the “Total” column of our 2023 Summary Compensation Table. To calculate our ratio, we divided Mr. Hays’ annual total compensation by the annual total compensation of our median associate.

MISCELLANEOUS

Independent Registered Public Accounting Firm

KPMG LLP acted as the independent registered public accounting firm for us in 2023. The Audit Committee is solely responsible for the selection, retention, oversight and, when appropriate, termination of our independent registered public accounting firm.

The fees to KPMG LLP for the fiscal years ended December 31, 2023 and 2022 were as follows:

	2023	2022
Audit Fees(1)	$509,500	$486,500
Audit-Related Fees(2)	126,000	146,000
Tax Fees(3)	122,548	103,031
All Other Fees	--	--
Total	$758,048	$735,531

___________________

(1)

Audit of annual financial statements, review of financial statements included in Form 10-Q and other services normally provided in connection with statutory and regulatory filings, including out-of-pocket expenses.

(2)	Information security audit services, including out-of-pocket expenses.
(3)

Tax consultations and tax return preparation including out-of-pocket expenses. Of this amount, $89,859 and $88,697 related to tax return preparation services and $32,689 and $14,334 related to tax consulting services in 2023 and 2022, respectively.

The Audit Committee has established pre-approval policies and procedures with respect to audit and permitted non-audit services to be provided by our independent registered public accounting firm. Pursuant to these policies and procedures, the Audit Committee may form, and delegate authority to, subcommittees consisting of one or more members when appropriate to grant such pre-approvals, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. The Audit Committee’s pre-approval policies do not permit the delegation of the Audit Committee’s responsibilities to management. In 2023, the Audit Committee pre-approved all services provided by our independent registered public accounting firm, and no fees to the independent registered public accounting firm were approved pursuant to the de minimis exception under the Securities and Exchange Commission’s rules.

Expenses

The cost of soliciting proxies will be borne by the Company. In addition to soliciting proxies by mail, proxies may be solicited personally and by telephone by certain officers and regular associates of the Company. Such individuals will not be paid any additional compensation for such solicitation. We will reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold Common Stock.

Multiple Shareholders Sharing the Same Address

Pursuant to the rules of the Securities and Exchange Commission, services that deliver our communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our annual report to shareholders and proxy statement, unless we have received contrary instructions from one or more of the shareholders. Upon written or oral request, we will promptly deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. For future deliveries of annual reports to shareholders and/or proxy statements, shareholders may also request that we deliver multiple copies at a shared address to which a single copy of each document was delivered. Shareholders sharing an address who are currently receiving multiple copies of the annual report to shareholders and/or proxy statement may also request delivery of a single copy. Shareholders may notify us of their requests by calling or writing Linda Stacy, Secretary, NRC Health, at (402) 475-2525 or 1245 Q Street, Lincoln, Nebraska 68508.

Shareholder Proposals

Matters for Inclusion in the Proxy Materials for the 2025 Annual Meeting of Shareholders

Matters for inclusion in the proxy materials for the 2025 Annual Meeting of Shareholders, other than nominations of directors, must be received by the Company by the close of business on December 12, 2024. All proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

Matters for Consideration at the 2025 Annual Meeting of Shareholders, but not for Inclusion in the Proxy Materials

Matters for consideration at the 2025 Annual Meeting of Shareholders, but not for inclusion in the proxy materials, must be received by the Company no earlier than January 9, 2025, and no later than February 8, 2025. In the event, however, that the date of the 2025 Annual Meeting of Shareholders, is advanced by more than 30 days or delayed by more than 60 days from the second Wednesday in the month of April, in order to be timely notice by the shareholder must be received no earlier than the 90th day prior to the date of such annual meeting and not later than the close of business on the later of (i) the 60th day prior to such annual meeting and (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. The proposal must meet all the requirements set forth in our Bylaws.

Nominations of Individuals for Election as Directors at the 2025 Annual Meeting of Shareholders Using Proxy Access

Our Bylaws include a proxy access provision. Shareholders who meet the requirements set forth in our Bylaws may submit director nominations for inclusion in the proxy materials. Proxy access nominations for the 2025 Annual Meeting of Shareholders must be received by the Company no earlier than November 12, 2024 and no later than December 12, 2024. However, if the date of the 2025 Annual Meeting of Shareholders is more than thirty days before or after May 8, 2025, then the deadline for submitting any such proxy access nominations is the later of the close of business on the date that is 180 days prior to the date of the 2025 Annual Meeting of Shareholders or the tenth day following the date that such date of the 2025 Annual Meeting of Shareholders is first publicly announced or disclosed. Proxy access nominations must meet all the requirements set forth in our Bylaws and include the additional information required by Rule 14a-19(b) under the Securities Exchange Act of 1934, as amended.

Nominations of Individuals for Election as Directors at the 2025 Annual Meeting of Shareholders (other than through Proxy Access)

Under our Bylaws, notice by shareholders who intend to nominate directors at the 2025 Annual Meeting of Shareholders (other than through proxy access as described above) must be received by the Company no earlier than January 9, 2025, and no later than February 8, 2025. In the event, however, that the date of the 2025 Annual Meeting of Shareholders, is advanced by more than 30 days or delayed by more than 60 days from the second Wednesday in the month of April, in order to be timely notice by the shareholder must be received no earlier than the 90th day prior to the date of such annual meeting and not later than the close of business on the later of (i) the 60th day prior to such annual meeting and (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. The notice of director nomination must meet all the requirements set forth in our Bylaws.

By Order of the Board of Directors NATIONAL RESEARCH CORPORATION /s/ Linda Stacy Linda Stacy Secretary

April 11, 2024

*NATIONAL RESEARCH CORPORATION*
*1245 Q STREET*
*LINCOLN, NE 68508-2430*
*ATTN: LINDA STACY*

**SCAN TO**
**VIEW MATERIALS & VOTE**

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 7, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/NRC2024**

The Meeting will be a virtual meeting of shareholders, which will be conducted exclusively via live webcast. You may attend the Meeting via Internet and vote during the Meeting. Have the information that is printed on the box marked by the arrow available and follow the instructions.

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch - tone telephone to transmit your voting instructions . Vote by 11:59 P.M. ET on May 7, 2024. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D71975-P69991

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

NATIONAL RESEARCH CORPORATION

The Board of Directors recommends you vote FOR the following:

1. ELECTION OF DIRECTORS: Terms expiring at the 2027 Annual Meeting

| Nominees: | For | Against | Abstain |
|---|---|---|---|
| 01) Michael D. Hays | ☐ | ☐ | ☐ |
| 02) John N. Nunnelly | ☐ | ☐ | ☐ |

| The Board of Directors recommends you vote FOR proposals 2 and 3. | For | Against | Abstain |
|---|---|---|---|
| 2. VOTE ON THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2024. | ☐ | ☐ | ☐ |
| 3. NON-BINDING, ADVISORY VOTE ON THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE ACCOMPANYING PROXY STATEMENT. | ☐ | ☐ | ☐ |

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Signature(s) in Box(es)
Please sign exactly as name(s) appear(s) hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
| | | | |

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**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Combined Document is available at www.proxyvote.com.

D71976-P69991

**NATIONAL RESEARCH CORPORATION**
**D/B/A NRC HEALTH**
**2024 ANNUAL MEETING OF SHAREHOLDERS**
**This Proxy is Solicited on Behalf of the Board of Directors**

The undersigned hereby appoints Michael D. Hays and Linda Stacy, and each of them, as Proxies with the power of substitution (to act jointly or, if only one acts, then by that one) and hereby authorizes them to represent and to vote as designated below all of the shares of Common Stock of National Research Corporation held of record by the undersigned on March 20, 2024, at the Annual Meeting of Shareholders to be held on May 8, 2024, or any adjournment or postponement thereof.

**This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" the election of the Board's nominees, "FOR" the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2024, and "FOR" approval of the compensation of our named executive officers as disclosed in the accompanying proxy statement. THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR, "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2024, AND "FOR" APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE ACCOMPANYING PROXY STATEMENT.**

**Continued and to be signed on reverse side**

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